Exhibit 99.1

Investor Relations:	Media:
Jeffrey Potter VP, Corporate Development 813-290-6313 Jeff.Potter@wellcare.com	Donna Burtanger Director, Corporate Communications 813-290-6208 Donna.Burtanger@wellcare.com

WELLCARE RECEIVES APPROVAL FROM CMS TO EXPAND
ITS MEDICARE COVERAGE TO THREE ADDITIONAL FLORIDA COUNTIES

Company’s Presence in Florida Increases to 16 Counties and 2 Million Eligible Enrollees

Tampa, Florida (February 28, 2005) — WellCare Health Plans, Inc. (NYSE: WCG) today announced that it had received approval from the Centers for Medicare & Medicaid Services (CMS) to begin offering managed care coverage to Medicare beneficiaries in Duval, Manatee and Polk counties in Florida. This approval increases the number of Florida counties served by WellCare to 16 and the number of Medicare eligibles in WellCare’s Florida markets to nearly 2 million.

WellCare will begin serving beneficiaries in Duval, Manatee and Polk counties effective April 1, 2005. The approximately 260,000 beneficiaries living in these three counties will be able to enroll for the plan during the current open enrollment for Medicare Advantage, formerly known as Medicare+Choice.

In commenting on the announcement, Todd S. Farha, President and Chief Executive Officer of WellCare, stated, “We are pleased to expand our Medicare coverage in the state of Florida and to offer beneficiaries in these three counties additional healthcare choices.”

About WellCare Health Plans, Inc.
WellCare Health Plans, Inc. provides managed care services targeted exclusively to government-sponsored healthcare programs, focusing on Medicaid and Medicare. Headquartered in Tampa, Florida, WellCare serves approximately 747,000 members in Florida, New York, Connecticut, Illinois, Indiana and Louisiana. For more information about WellCare, please visit the Company’s website at www.wellcare.com.

Cautionary Statement Regarding Forward-Looking Statements
This release contains “forward-looking” statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expression are forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause WellCare’s actual future results to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, the potential expiration, cancellation or suspension of WellCare’s state or federal contracts; WellCare’s ability to accurately predict and effectively manage health benefits and other operating expenses; WellCare’s ability to accurately estimate incurred but not reported medical costs; risks associated with future changes in healthcare laws; potential reductions in funding for government healthcare programs; regulatory changes or developments, including that the state of Florida may seek to recoup premiums incorrectly paid by them; risks associated with WellCare’s acquisition strategy; risks associated with WellCare’s substantial debt obligations; and risks associated with WellCare’s business operations, including its ability to attract and retain qualified management personnel. Additional information concerning these and other important risks and uncertainties can be found under the captions “Cautionary Statement Regarding forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as filed with the Securities and Exchange Commission on February 15, 2004, which contains a discussion of the Company’s business and the various factors that may affect it.. WellCare specifically disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.